Exhibit 99.1

Contact: Topher Malarkey (206) 373-9047

Onvia Announces New Board Member

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – November 18, 2004 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced that it has appointed D. Van Skilling as a new member to its Board of Directors. The appointment is effective November 19.

D. Van Skilling has been President of Skilling Enterprises since March 1999. He retired in April 1999 as Chairman and CEO of Experian Information Systems Inc., positions he held since Experian was formed in 1996. Previously he was employed by TRW Inc. for twenty-seven years and was Executive Vice President from 1989 to 1996. Mr. Skilling holds a B.A. from Colorado College and an M.B.A. from Pepperdine University. He currently serves on the Boards of Directors of The Lamson and Sessions Company, First American Corporation, mcData Corporation, and The American Business Bank and is Chairman of the Board of Trustees of Colorado College.

“Onvia is honored to have Van Skilling join its Board of Directors,” said Mike Pickett, Onvia’s Chief Executive Officer and Chairman of the Board. “Van is a veteran in this industry and has a great understanding of what needs to be done to advance Onvia in the information services business.”

Onvia’s Board of Directors now consists of the following individuals:

•	Jeffrey Ballowe, a director of Verticalnet and a member of the advisory board of Internet Capital Group.

•	James Brill, Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation.

•	Robert G. Brown, President of Brightwood Advisors.

•	Roger Feldman, a principal of West Creek Capital, an investment firm.

•	Mike Pickett, Onvia’s Chief Executive Officer and Chairman of the Board.

•	D. Van Skilling, President of Skilling Enteprises

•	Steven Smith, a venture investor and a director of Onvia since January 2000.

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Onvia Announces New Board Member

November 18, 2004

About Onvia

Onvia, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 430 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and involve risks and uncertainties. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to successfully integrate a new Board member; Board’s failure to grow and gain shareholder equity in the future; and failure of the newly-constituted Board to work cohesively.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003 and Onvia’s Proxy Statement filed with the SEC on May 13, 2003.

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